NOTICE TO CLASS A AND B WARRANTHOLDERS REGARDING ANTI-DILUTION EFFECT


February 14, 2000


Dear Warrantholder:

Internet Commerce Corporation, (the "Company") has completed a private offering of its series C preferred stock and warrants which are convertible into class A common stock. Pursuant to the anti-dilution provisions contained in the class A warrants and the class B warrants, the purchase price to be paid upon exercise of each class A warrant and class B warrant of the Company by the holder of such warrants has been adjusted from $23.20 to $21.30 for the class A warrants and from $31.22 to $28.66 for the class B warrants. Further, as a result of the above anti-dilution provisions, each outstanding class A warrant has been adjusted an additional 1.08935 class A warrants and each class B warrant has been adjusted an additional l.08935 class B warrants. This represents an increase of 28,086 class A warrants and 27,646 class B warrants.

Together with the July 1999 anti-dilution adjustment, each class A warrant has been increased to 1.36891 class A warrants and each class B warrant has been increased to 1.36891 class A warrants. Accordingly, as a result of this anti-dilution adjustment, an aggregate of 342,415 class A warrants and 337,049 class B warrants are outstanding. The expiration date of the class A warrants and the class B warrants is February 18, 2002.


Internet Commerce Corporation


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Dr. Geoffrey S. Carroll
President and Chief Executive Officer



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Walter M. Psztur
Chief Financial Officer